PLAN OF LIQUIDATION

The following Plan of Liquidation (the "Plan") of
The Malaysia Fund, Inc. (the "Fund"), a corporation organized and existing under the laws of the State of Maryland, which operates as an closed-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the
"Investment Company Act"), is intended to accomplish the complete liquidation and dissolution of the Fund in conformity with the provisions of the Fund's Articles of Incorporation (the "Articles of Incorporation") and under Maryland law.

WHEREAS, the Fund's Board of Directors (the
"Board") has deemed it advisable and in the best interests of the Fund and its stockholders for the Fund to liquidate and dissolve, and the Board, on March 22, 2012, considered the matter and directed that such liquidation and dissolution pursuant to this Plan be submitted to stockholders of the Fund for approval.

NOW, THEREFORE, the liquidation and dissolution
of the Fund shall be carried out in the manner hereinafter set forth:
1.	Effective Date of Plan.  The Plan shall be and become
effective only upon (a) the adoption and approval of the Plan by the affirmative vote of a majority of the outstanding voting securities of a company, as defined under the Investment
Company Act, and (b) the satisfactory resolution in the sole discretion of the Board of Directors of any and all claims pending against the Fund and its Board of Directors. The date of such adoption and approval of the Plan by Stockholders and resolution of all pending claims is hereinafter called the "Effective Date."

2. Cessation of Business. After the Effective Date, the Fund shall not engage in any business activities except for the purpose of winding up its business and affairs, preserving the value of its assets and distributing its assets to its stockholders in accordance with the provisions of this Plan after the payment to (or reservation of assets for payment to) all creditors of the Fund; provided that the Fund shall, prior to the making of the final liquidating distribution, continue to, as determined to be appropriate by the Board, make payment of dividends and other distributions to stockholders, as applicable.

3. Restriction of Transfer of Shares. The proportionate interests of stockholders in the assets of the Fund shall be fixed on the basis of their respective holdings at the close of business on the Effective Date, or on such later date as may be determined by the Board of Directors (the "Valuation Date"). On the Valuation Date, the books of the Fund shall be closed and, unless the books of the Fund are reopened because the Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the stockholders' respective interests in the Fund's assets shall not be transferable by the negotiation of share certificates and the Fund's shares will cease to be traded on the New York Stock Exchange (the "NYSE").

4. Liquidation of Assets. After the effective date, the Fund shall cause the liquidation of its assets to cash form as practicable consistent with the terms of the Plan.

5. Payment of Debts. As soon as practicable after the Effective Date, the Fund shall determine and pay (or reserve sufficient amounts to pay) the amount of all known or reasonably ascertainable liabilities of the Fund incurred or expected to be incurred prior to the date of the liquidating distribution provided in Section 6 below.

6. Liquidating Distributions. In accordance with Section 331 of the Internal Revenue Code of 1986, as amended, the Fund's assets are expected to be distributed by one or more cash payments in complete cancellation of all the outstanding shares of capital stock of the Fund. As soon as practicable after the Effective Date, the Fund will mail or wire, as applicable, the following to each stockholder of record not holding a stock certificate: (i) one or more liquidating distributions equal to the stockholder's proportionate interest in the remaining assets of the Fund (after the payments and creation of the reserves contemplated by Section 5 above) as of the Valuation Date, and (ii) information concerning the sources of the liquidating distribution. Each stockholder holding stock certificates of the Fund will receive a confirmation showing the number of shares represented by such stock certificates and the total number of outstanding shares of the Fund as of the Valuation Date. This confirmation will include advice that each stockholder will be paid such stockholder's proportionate interest in the net assets of the Fund in cash upon return of the stock certificate.

7. Expenses of Liquidation and Dissolution. Except as may be otherwise agreed to between the Fund and its investment adviser, Morgan Stanley Investment Management Inc., all expenses incurred by or allocable to the Fund in carrying out this Plan shall be borne by the Fund.

8. Power of the Board of Directors. The Board and, subject to the general direction of the Board, the officers of the Fund, shall have authority to do or authorize any and all acts and things as provided for in this Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of this Plan, including without limitation, the execution and ?ling of all certificates, documents, information returns, tax returns, forms, and other papers which may be necessary or appropriate to implement this Plan or which may be required by the provisions of the Investment Company Act, the Securities Act of 1933, as amended, and applicable Maryland law.
The death, resignation or other disability of any trustee or any officer of the Fund shall not impair the authority of the surviving or remaining trustees or officers to exercise any of the powers provided for in this Plan.

9. Amendment or Abandonment of the Plan.  The Board shall
have the authority to authorize such variations from or amendments to the provisions of this Plan (other than the terms of the liquidating distribution) at any time without stockholder approval as may be necessary or appropriate to effect the complete liquidation, dissolution and termination of existence of the Fund, and the distribution of assets of the Fund to its stockholders, in accordance with the purposes
intended to be accomplished by this Plan.   In addition, the
Board may abandon this Plan prior to the filing of the Articles of Dissolution if it determines that abandonment would be advisable and in the best interests of the Fund and its stockholders.

10. Satisfaction of Federal Income and Excise Tax Distribution Requirements. At or immediately prior to the liquidation date, the Fund shall, if necessary, have declared and paid a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to the stockholders of the Fund all of the Fund's investment company taxable income for taxable years ending at or prior to the liquidation date
(computed without regard to any deduction for dividends paid) and all of its net capital gain, if any, realized in taxable years ending at or prior to the liquidation date (after reduction for any capital loss carry-forward) and any additional amounts necessary to avoid any excise tax for such periods.

11. De-Registration Under the Investment Company Act. As soon as practicable after the liquidation and distribution of the Fund's assets, the Fund shall prepare and file a Form N-8F with the Securities and Exchange Commission and take such other actions as may be necessary in order to de-register the Fund under the Investment Company Act. The Fund shall also file, if required, a final Form N-SAR (a semi-annual report) with the Securities and Exchange Commission.

12. Dissolution under Maryland Law. As soon as practicable after the Effective Date, the Fund shall be dissolved in accordance with the laws of the State of Maryland and the Articles of Incorporation, including filing Articles of Dissolution with and for acceptance by the State Department of Assessments and Taxation of Maryland.

13. Appraisal Rights. Under Maryland law, stockholders will not be entitled to appraisal rights in connection with the liquidation and dissolution of the Fund pursuant to this Plan.

14. Governing Law. This Plan shall be governed and construed in accordance with the laws of the State of Maryland.

The Malaysia Fund, Inc.

By: /s/Arthur Lev
Name: Arthur Lev
Date: June 12, 2012
17292133.1
17292133.1